Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this registration statement on Form F-1 (the “Registration Statement”) of our report dated May 16, 2025, relating to the consolidated financial statements of RedCloud Holdings plc (the “Company”) as of and for the years ended December 31, 2024 and 2023, which appear in the consolidated financial statements of the Company’s Annual Report (Form 20-F) for the year ended December 31, 2024. Our report includes an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to our firm under the heading “Experts” including in such Registration Statement.

/s/ Turner, Stone & Company, L.L.P.

Turner, Stone & Company, L.L.P.

Dallas, Texas

March 16, 2026